Exhibit 99.1

UDR Appoints Joe Fisher to President and CFO

DENVER, CO., May 23, 2022 – UDR, Inc. (the “Company”) (NYSE: UDR), a leading multifamily real estate investment trust, announced today that Joseph D. Fisher, 42, has been appointed to the role of President in addition to his current responsibilities as Chief Financial Officer (“CFO”). In this role, Mr. Fisher, who has served as Senior Vice President and CFO since January 2017, will take on additional responsibilities in the areas of company-wide innovation, Environmental, Social and Governance oversight, and human capital.

“Joe, and our executive team, have achieved a variety of strategic, capital allocation, and balance sheet milestones over the past five years,” said Tom Toomey, UDR’s Chairman and CEO. “We have an active leadership development program at UDR, and Joe’s appointment to President supports our ongoing commitment to strengthen our executive leadership team and position UDR to continue to capture opportunities for higher performance and value creation.”

“Joe is a talented executive and a recognized leader at UDR and in the multifamily industry,” said Jim Klingbeil, Lead Independent Director of UDR’s Board. Mr. Klingbeil continued, “His added role of President is well deserved and the Board looks forward to further collaboration with Joe and the executive team as UDR continues to execute on a wide variety of value creation opportunities.”

“UDR has an exceptionally strong executive team, talented and motivated associates across our business areas, and a diverse and innovative culture that, combined, drive value for stakeholders,” said Mr. Fisher. “I am excited to expand my responsibilities as UDR’s President and am thankful to the Board of Directors for this advancement opportunity.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of March 31, 2022, UDR owned or had an ownership position in 57,904 apartment homes including 1,564 homes under development. For over 49 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135